Exhibit 99.1

Vermillion Appoints Chairman of Board James LaFrance as President and Chief Executive Officer

AUSTIN, Texas — April 23, 2014— Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, has appointed James LaFrance as president and chief executive officer, succeeding Thomas McLain. LaFrance will continue to serve as the company’s chairman of the board.

“Vermillion is transitioning to a phase where commercial build out and execution is of paramount importance, and Jim is best suited for this role,” said Eric Varma, board member and partner at Oracle Investment Management. “We thank Tom for his leadership during a period where several positive strategic development milestones were achieved. Jim has had a highly successful track record that spans 30 years of diagnostic commercial experience, predominantly in sales, marketing and general management.”

Prior to joining Vermillion, LaFrance served as CEO of Omnyx, a joint venture of GE and UPMC in Pittsburgh. He held executive leadership positions with Ventana Medical Systems (now part of Roche Diagnostics) in global marketing and business development, as well as domestic and international commercial general management. Prior to Ventana, LaFrance led global marketing and business development for the Near Patient Testing division of Bayer Diagnostics (now part of Siemens). He holds a Masters of Business Administration from the University of Notre Dame, Mendoza School of Business, and a Bachelor of Arts in economics from the University of Connecticut.

About Vermillion
Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women's health.

The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Investor Relations Contact

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